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EXHIBIT 99.1

FOR: FIRSTSERVICE CORPORATION
COMPANY CONTACT: Jay S. Hennick President & CEO FirstService Corporation (416) 960-9500
John B. Friedrichsen Senior Vice President & CFO FirstService Corporation (416) 960-9500

FOR IMMEDIATE RELEASE

FIRSTSERVICE REPORTS YEAR-END RESULTS

TORONTO, Ontario, May 14, 2003 — FirstService Corporation (Nasdaq: FSRV; TSE: FSV) today announced better than expected results for its fourth quarter and year ended March 31, 2003.

Revenues in the fourth quarter grew 6% to US$124.8 million from the US$117.8 million reported in the same quarter a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) totalled US$5.5 million for the fourth quarter compared to EBITDA of US$7.1 million in the fourth quarter last year. Net earnings in the fourth quarter were US$1.1 million or US$0.08 per share (diluted) compared to net earnings of US$546,000 or US$0.04 per share (diluted) in the same quarter last year.

Revenues in the fiscal year ended March 31, 2003 were US$542.7 million, an increase of 6% from revenues of US$512.7 million reported in fiscal 2002. EBITDA decreased to US$53.3 million from US$57.1 million last year, while net earnings grew 3% to US$18.8 million, or US$1.30 per share (diluted), compared to net earnings, before the extraordinary item, of US$18.2 million, or US$1.25 per share (diluted), in the prior year.

As a result of higher net income and a decrease in working capital usage, net cash flow from operations in fiscal 2003 increased 30% to US$32.6 million compared to US$25.0 million last year.

FirstService Corporation is a North American leader in the rapidly growing service sector, providing services to commercial and residential customers in the following areas: Residential Property Management; Integrated Security Services; Consumer Services and Customer Support and Fulfillment and Business Process Outsourcing.

SEGMENTED OPERATING RESULTS

Fourth quarter revenues in Consumer Services increased 17% to US$16.9 million compared to US$14.5 million in the same quarter last year. Seasonal losses before interest, taxes, depreciation and amortization declined to US$(106,000) from US$(560,000), and reflected the results from two small branchise acquisitions that were completed in the third quarter of this year. For the year, revenues increased to US$93.4 million, up 11%, from US$84.0 million last year, while EBITDA increased to US$16.4 million from US$13.8 million, up 19%, over the prior year. Year-over-year gains in each of the segment's franchised operations and the aforementioned acquisitions contributed to the better than expected performance.

Revenues in Integrated Security Services for the quarter increased to US$26.8 million from US$25.1 million, up 7%, compared to last year. EBITDA in the fourth quarter declined slightly from US$1.3 million to US$1.2 million. EBITDA margins were 4.3% in the quarter compared to 5.0% in the same quarter a year ago, a slight decline that was attributable primarily to new client system installation revenues with lower margins in the segment's US operations. For the year, revenues increased to US$107.5 million, or 13%, from US$95.5 million last year, while EBITDA increased to US$7.3 million from US$6.5 million, or 12%, over the prior year. The EBITDA margin of 6.8% was consistent with last year.

Revenues in Residential Property Management for the fourth quarter were US$51.5 million compared to US$44.6 million last year, an increase of 15%. EBITDA was US$615,000 versus US$2.4 million in the prior year. As previously disclosed, higher insurance premiums continued to negatively impact operations in this segment, as compared to last year. Profitability was also impacted by costs associated with refocusing the segment's restoration operations and winding down a limited number of poorly performing projects. Lower repair and replacement activity in the segment's commercial swimming pool management operations also negatively impacted EBITDA. For the year, revenues increased 5% to US$215.0 million from US$205.4 million. EBITDA for the year declined to $14.6 million from $18.8 million last year.

Revenues in Business Services were US$29.5 million for the quarter, a decrease of 12% from US$33.5 million in the fourth quarter of last year. The decline in revenues was due primarily to lower volumes in the segment's customer support and fulfillment operations. EBITDA increased to US$5.2 million from US$5.1 million, generating an EBITDA margin of 17.7% in the quarter versus 15.1% in the fourth quarter last year. This increase is primarily attributable to the impact of US$3.2 million of life insurance proceeds realized on the death of a retired executive, offset by approximately US$2.0 million of integration costs previously announced. Eliminating the financial impact of these events would have the effect of reducing EBITDA by US$1.2 million to US$4.0 million and the EBITDA margin to 13.6% for the quarter. For the year, revenues in Business Services totalled US$126.4 million as compared to US$127.5 million last year, a decline of 1%. EBITDA for the year totalled US$19.8 million, down 12%, versus US$22.4 million last year, resulting in EBITDA margins of 15.6% versus 17.6% last year. Adjusting for the net impact of the insurance proceeds and integration costs, EBITDA for the year was US$18.6 million, producing an EBITDA margin of 14.6%.

ACQUISITION

FirstService also announced that, late in the fourth quarter, it acquired a majority interest in Cooper Square Realty, Inc., in partnership with operating management. Based in New York City, Cooper Square generated revenues of approximately US$8 million in its latest fiscal year and adds approximately 16,000 residential units to the Company's existing property management operations in Manhattan, increasing the number of units managed in the greater New York City area to approximately 50,000 and the total number of units managed across the US to approximately 400,000.

OTHER MATTERS

The Company is currently investigating a variety of alternatives to enhance shareholder value and will keep shareholders apprised as these alternatives are evaluated.

OUTLOOK

The Company is providing an update to its outlook for revenues on account of the recently completed acquisition, increasing the range from between US$530 million to US$550 million to between US$540 million and US$560 million, and reiterating its outlook for EBITDA and EPS, previously released on a preliminary basis, for the year ending March 31, 2004 as follows:

(in millions of US dollars, except per share amounts)	Year ending March 31, 2004*
Revenues	$540.0 — $560.0
EBITDA	$53.0 — $55.0
Less: depreciation and amortization	$(14.5)
Operating earnings	$38.5 — $40.5
Diluted EPS	$1.20 — $1.30
*
Note: Revenues and earnings from acquisitions completed before March 31, 2004 will be incremental to these amounts.

CONFERENCE CALL

FirstService will be holding a conference call on Wednesday, May 14, 2003 at 2:00 pm Eastern Time to discuss results for the fourth quarter and for the full year fiscal 2003 as well as the outlook for fiscal 2004. The call will be simultaneously web cast and can be accessed live or after the call at www.firstservice.com in the "News Release" section.

FORWARD-LOOKING STATEMENTS

Certain statements included in this release constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, impact demand for the Company's services, service industry conditions and capacity; the ability of the Company to implement its business strategy, including the Company's ability to acquire suitable acquisition candidates on acceptable terms and successfully integrate newly acquired businesses with its existing businesses; changes in or the failure to comply with government regulations (especially safety and environmental laws and regulations); and other factors which are described in the Company's filings with the Securities and Exchange Commission.

FIRSTSERVICE CORPORATION

Condensed Consolidated Statements of Earnings

(in thousands of US dollars, except per share amounts)
(unaudited)

	Three Months Ended March 31		Twelve Months Ended March 31
	2003	2002	2003	2002
				(restated)
Revenues	$124,763	$117,837	$542,692	$512,689
Cost of revenues	91,006	82,521	372,003	343,415
Selling, general and administrative expenses	28,288	28,181	117,366	112,152

EBITDA	5,469	7,135	53,323	57,122
Depreciation and amortization	3,732	3,183	13,617	12,079

Operating earnings	1,737	3,952	39,706	45,043
Interest	2,366	2,665	9,032	12,991

	(629)	1,287	30,674	32,052
Income taxes	(1,735)	394	8,594	10,777

	1,106	893	22,080	21,275
Minority interest share of earnings	3	347	3,244	3,861

Net earnings	$1,103	$546	$18,836	$17,414

Net earnings per share:
Basic	$0.08	$0.04	$1.35	$1.28
Diluted	$0.08	$0.04	$1.30	$1.19
Weighted average shares outstanding: (in thousands)
Basic	14,150	13,761	13,921	13,565
Diluted	14,298	14,700	14,498	14,600

Notes to the Condensed Consolidated Statements of Earnings

The Company adopted SFAS No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections as of April 2002 effective for the year ended March 31, 2003. The impact of adoption was to eliminate the Company's 2002 extraordinary loss on the early retirement of debt of $797, net of income tax benefit of $578, and report instead increased interest expense of $1,375 and a reduction of income tax expense of $578. The Company's 2002 net earnings before the extraordinary item, as originally reported, were $18,211; basic and diluted earnings per share before the extraordinary item, as originally reported, were $1.34 and $1.25, respectively.

EBITDA is defined as net earnings before minority interest share of earnings, income taxes, interest, depreciation and amortization. EBITDA excludes income taxes and interest, both of which are charges that require cash settlement. EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles ("US GAAP"). The most directly comparable US GAAP measure is operating earnings. Operating earnings takes into account depreciation and amortization expenses, while EBITDA does not. Management utilizes EBITDA as a measure to assess the performance of its operations, for employee compensation purposes, and within its debt covenants with its lenders. The Company believes EBITDA is a reasonable measure of operating performance because of the low capital intensity of its service operations. The Company believes EBITDA is a financial metric used by many investors to compare companies, especially in the services industry, on the basis of operating results and the ability to incur and service debt.

Segmented Revenues and EBITDA

(in thousands of US dollars)
(unaudited)

Three months ended March 31	Residential Property Management Services	Integrated Security Services	Consumer Services	Business Services	Corporate	Consolidated
2003
Revenues	$51,469	$26,769	$16,908	$29,450	$167	$124,763
EBITDA	615	1,162	(106)	5,204	(1,406)	5,469
2002
Revenues	44,625	25,066	14,489	33,480	177	117,837
EBITDA	2,449	1,254	(560)	5,064	(1,072)	7,135
Twelve months ended March 31
2003
Revenues	$214,965	$107,548	$93,417	$126,373	$389	$542,692
EBITDA	14,620	7,337	16,421	19,773	(4,828)	53,323
2002
Revenues	205,376	95,507	83,964	127,478	364	512,689
EBITDA	18,834	6,535	13,846	22,376	(4,469)	57,122

Condensed Consolidated Balance Sheets

(in thousands of US dollars)
(unaudited)

	March 31 2003	March 31 2002
Assets
Cash and cash equivalents	$5,378	$7,332
Accounts receivable	85,484	88,587
Inventories	15,095	9,078
Prepaids and other current assets	16,425	15,874

Current assets	122,382	120,871
Fixed assets	46,600	45,367
Other assets	14,998	11,291
Goodwill and intangibles	198,149	180,676

Total assets	$382,129	$358,205

Liabilities and shareholders' equity
Accounts payable and other current liabilities	$59,109	$61,698
Unearned revenues	8,369	9,654
Long term debt — current	3,030	7,193

Current liabilities	70,508	78,545
Long term debt less current portion	161,889	160,488
Deferred income taxes	11,277	7,881
Minority interest	14,032	11,449
Shareholders' equity	124,423	99,842

Total liabilities and equity	$382,129	$358,205

Total debt, excluding swaps	$158,640	$167,681

Total debt, net of cash, excluding swaps	153,262	160,349

Condensed Consolidated Statements of Cash Flows

(in thousands of US dollars)
(unaudited)

	Twelve Months Ended March 31
	2003	2002
Operating activities
Net earnings	$18,836	$17,414
Items not affecting cash:
Depreciation and amortization	13,617	12,079
Deferred income taxes	3,149	489
Minority interest share of earnings	3,244	3,861
Other	(285)	1,846

	38,561	35,689
Changes in operating assets and liabilities	(6,007)	(10,724)

Net cash provided by operating activities	32,554	24,965

Investing activities
Acquisition of businesses, net of cash acquired	(16,259)	(19,986)
Purchases of fixed assets, net	(10,660)	(15,611)
Other investing activities	748	(390)

Net cash used in investing	(26,171)	(35,987)

Financing activities
Net (decrease) increase in long-term debt	(13,737)	13,571
Other financing activities	2,607	246

Net cash (used in) provided by financing	(11,130)	13,817

Effect of exchange rate changes on cash	2,793	(578)

(Decrease) increase in cash and cash equivalents during the period	(1,954)	2,217
Cash and cash equivalents, beginning of period	7,332	5,115

Cash and cash equivalents, end of period	$5,378	$7,332

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